RESTATED ARTICLES OF INCORPORATION

OF

HILLS BANCORPORATION
(Amended April 8, 2015)

ARTICLE I
The name of the corporation is HILLS BANCORPORATION.
ARTICLE II
Section 1. The purposes for which the corporation is organized are:

(a)	To engage in the business of a bank holding company; and

(b)
Without in any way being limited by the foregoing specifically enumerated purpose, to engage in, and to do, any lawful act concerning any or all lawful purposes for which corporations may be organized under the Iowa Business Corporation Act.

Section 2. The corporation shall have the power to do and perform any and all lawful acts, necessary, proper, advisable or convenient to carry out the purposes of the corporation.
ARTICLE III
Section 1. The aggregate number of shares of stock which the corporation is authorized to issue is Twenty Million (20,000,000), all of which is common stock without par value.
Section 2. No shareholder shall have any prior or preemptive right to purchase any unissued shares of the Corporation now or hereafter authorized.
Section 3. Each holder of common stock shall be entitled to one vote for each share of stock standing in his name on the books of the corporation. At all meetings of the shareholders of the corporation the majority of the common stock outstanding represented either in person or by written proxy shall constitute a quorum for the transaction of business. Cumulative voting shall not be permitted.
Section 4. The Bylaws of the corporation may contain provisions restricting the transfer of the shares of capital stock of the corporation.

ARTICLE IV
Section 1. The business and affairs of the corporation shall be vested in and managed and conducted by a Board of Directors. The exact number of directors shall be determined from time to time by resolution adopted by a majority of the entire Board; provided, however, the exact number of directors shall be eleven (11) until otherwise determined by resolution adopted by a majority of the entire Board. In the event that the number of directors is increased by such a resolution, the vacancy or vacancies so resulting may be filled only by a vote of the majority of the entire Board for a term of office continuing only until the next annual meeting of the shareholders, with the classification of such additional directorships to be determined by the Board of Directors prior to such annual meeting. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. As used in this Section 1, the phrase “entire Board” shall mean the entire membership of the Board of Directors excluding any vacancy occurring in the membership of the Board by reason of an increase in the number of directors, but including any vacancy occurring other than as a result of an increase in the number of directors.
Section 2. The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. Beginning with the election of directors at the annual meeting of shareholders in 1987, the initial term of office of the directors first chosen in each of the classes created hereby shall be as follows: the term of office of the directors in Class I shall expire at the first annual meeting of shareholders after their election or upon their successors having been elected and qualified; the term of office of the directors in Class II shall expire at the second annual meeting of shareholders after their election or upon their successors having been elected and qualified; and the term of the office of directors in Class III shall expire at the third annual meeting of shareholders after their election or upon their successors having been elected and qualified. At each annual meeting of shareholders after the annual meeting in 1987, directors elected to succeed those whose terms then expire shall hold office until the third succeeding annual meeting of shareholders after their election or until their successors shall have been elected and qualified.

Section 3. Any vacancy occurring in the Board of Directors other than as a result of an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. Directors elected to fill such a vacancy shall hold office for the unexpired term of the class of which their predecessor in office was a member.
Section 4. The affirmative vote of the holders of eighty percent (80%) of the issued and outstanding shares shall be required to remove from office any one or more directors; provided, however, nothing herein shall be construed to require that any director be elected by more than the affirmative vote of the majority of the issued and outstanding shares represented at a duly called and held meeting of shareholders at which there is a quorum.
Section 5. No amendment to the Restated Articles of Incorporation of the corporation shall amend, modify or repeal any of the provisions of this Article IV unless such amendment shall receive the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares.
ARTICLE V
The private property of the shareholders of this corporation shall not be liable for corporate debts to any extent whatsoever. This Article shall not be amended except with the unanimous vote of the shareholders.
ARTICLE VI
Section 1. Deeds, mortgages, contracts, conveyances and other instruments creating, conveying, granting or releasing any interest in real estate and all other instruments or contracts having or requiring the acknowledgment of this corporation shall be sufficiently executed if signed by the President and the Secretary or by the Vice President and the Secretary.
Section 2. The Bylaws as adopted by the Board of Directors or a special resolution may provide for other methods of execution of any instruments referred to in this Article VI.
ARTICLE VII
This corporation shall have no corporate seal.

ARTICLE VIII
Section 1. In addition to any vote, concurrence, consent or approval by the Board of Directors or Shareholders required by the laws of the State of Iowa or any other provision of these Restated Articles of Incorporation or otherwise, the affirmative vote, concurrence, consent or approval of the holders of at least eighty percent (80%) of the Shares shall be required to authorize, adopt or approve a Covered Transaction, as hereinafter defined.
Section 2. In connection with any Covered Transaction, every Shareholder shall have the right to dissent from the taking of such action and to perfect his or her rights as a dissenting Shareholder in accordance with Section 78 of the Iowa Business Corporation Act, Iowa Code §496A.78 (1985), and the “fair value” of such Shareholder’s Shares to be determined thereunder shall be no less than the greater of:

(a)
The highest price per Share, including any commissions or fees to brokers or dealers, paid by an Interested Person (as hereinafter defined) who or which is a party, directly or indirectly, to a Covered Transaction in acquiring any Shares which such Interested Person beneficially owns, directly or indirectly;

(b)
The highest asked price per Share quoted in the NASDAQ System or on any stock exchange on which the Shares are listed or in an established over-the-counter market in Iowa City or Cedar Rapids, Iowa during the twenty-four (24) months immediately preceding the date such Interested Person became a beneficial owner of five percent (5%) or more of the Shares; or

(c)
The total Shareholders’ equity per Share for the most recently ended quarter of the fiscal year of the corporation prior to the date of the Covered Transaction as reflected in the financial statements of the corporation filed with the United States Securities and Exchange Commission.

Section 3. Notwithstanding anything contained herein to the contrary, this Article shall not apply to any Covered Transaction if:

(a)
The Board of Directors of the corporation, by duly adopted resolution, shall have approved a memorandum of understanding with each Interested Person who or which is a party to such Covered Transaction prior to the time that each such Interested Person shall have become a beneficial owner of five percent (5%) or more of the Shares;

(b)
The Covered Transaction shall have been approved by a resolution adopted by the affirmative vote of seventy-five percent (75%) or more of the entire membership of the Board of Directors of the corporation at any time prior to the consummation of such Covered Transaction, provided that a majority of the membership of the Board of Directors voting for the approval of such Covered Transaction consists of Disinterested Directors, as hereinafter defined; or

(c)	The Covered Transaction is solely between the corporation and another corporation, 100 percent (100%) of the voting stock of which is owned directly or indirectly by the corporation.

Section 4. The following terms, as used in this Article, shall have the following meanings, to-wit:

(a)
“Shares”: the shares of the $20.00 par value common stock of the corporation issued and outstanding at the time of any determination thereof; “Share”: each single unit of the Shares; and “Shareholders”: the holders of the Share or Shares.

(b)
“Person”: any individual, estate, partnership, limited partnership, corporation, association, group, syndicate, trust or other person or entity. When two or more persons act in concert for the purpose of acquiring, holding or disposing of the Shares, such persons together shall be deemed to be a “Person.”

(c)
(1)    A “beneficial owner” of the shares: any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, agreement or otherwise has or shares benefits substantially equivalent to those of ownership, whether such Person owns the Shares of record or not, including, without limiting the generality of the foregoing:

(i)	voting power which includes the power to vote, or to direct the voting of, such Shares; and/or

(ii)	investment power which includes the power to dispose, or to direct the disposition, of such Shares.

(2)    Any Person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such Person of beneficial ownership of the Shares or preventing the vesting of such beneficial ownership shall be deemed for purposes of this Article to be the beneficial owner of such Shares.

(3)    A Person shall be deemed to be the beneficial owner of Shares if that Person has the right to acquire beneficial ownership of such Shares, including, without limiting the generality of the foregoing, any right to acquire beneficial ownership:

(i)	through the exercise of any option, warrant or right;

(ii)	through the exercise of any conversion rights provided for in any other security or document;

(iii)	pursuant to the power to revoke a trust, discretionary account or similar arrangement; or

(iv)	pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

(4)    All Shares beneficially owned by a Person, regardless of the nature or manner of such beneficial ownership, shall be aggregated in calculating the number of Shares beneficially owned by such Person.

(d)
“Equity Security”: any stock or similar security; or any security convertible, with our without consideration, into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

(e)
“Control,” “controlling,” “controlled by” and “under common control with”: the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

(f)	“Affiliate”: a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

(g)	“Associate”:

(i)
any corporation or organization of which the Person specified is an officer, director or partner or who is, directly or indirectly the beneficial owner of ten percent (10%) or more of any class of Equity Security;

(ii)	any trust or estate in which the Person specified has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

(iii)
any relative or spouse of the Person specified, or any relative of such spouse, who has the same home as the Person specified or who is an officer, director or partner of, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Security of an Affiliate or Associate of the Person specified.

(h)
An “Interested Person”: any Person who or which beneficially owns, directly or indirectly, whether of record or not, five percent (5%) or more of the Shares, and all Associates and Affiliates of such Person; provided, however, that an “Interested Person” shall not include the corporation or any Person or Associate or Affiliate thereof who or which beneficially owned, directly or indirectly, whether of record or not, five percent (5%) or more of the Shares on December 31, 1986.

(i)	“Subsidiary”: any corporation of which fifty percent (50%) or more of any class of Equity Security is beneficially owned, directly or indirectly, by the corporation.

(j)	“Covered Transaction”:

(1)    any consolidation of the corporation or a Subsidiary with any Interested Person, or any merger of the corporation or a Subsidiary into any Interested Person, or any merger of any Interested Person into the corporation or a Subsidiary;

(2)    any sale, lease, exchange, mortgage, pledge or other disposition of all or any material or integral part of the property and assets, with or without goodwill, of the corporation or any Subsidiary, to any Interested Person, whether in one transaction or a series of transactions;

(3)    any issuance or transfer by the corporation or any Subsidiary of any securities to any Interested Person;

(4)    any reclassification of securities, recapitalization, reverse stock split, redemption or other transaction (except repurchases by the corporation of the Shares pursuant to voluntary sales by the Shareholders) designed to decrease or having the effect of decreasing the number or voting power of Shareholders other than an Interested Person;

(5)    the dissolution of the corporation and transfer during liquidation of all or any material or integral part of the property and assets, with or without goodwill, of the corporation or any Subsidiary to any Interested Person;

(6)    the receipt by any Interested Person from the corporation or any Subsidiary of the benefit, directly or indirectly, of any loans, contracts, management fees, employment contracts, leases, advances, guarantees, pledges, tax credits or other financial benefit, except benefits received by such Interested Person as a Shareholder in proportion to the shareholdings of such Person equally with all other Shareholders; or

(7)    any substantial change in the method of conducting or the nature of the business of the corporation or any Subsidiary brought about, directly or indirectly, by an Interested Person.

(k)
“Disinterested Director”: any director of the corporation who is not an Interested Person, directly or indirectly, a party to a Covered Transaction, and who is not an Affiliate or Associate of such Interested Person, and who has been a duly elected and active director of the corporation since prior to the time such Interested Person became a beneficial owner of five percent (5%) or more of the Shares.

Section 5. Decisions with respect to the interpretation and application of this Article shall be made by the Disinterested Directors and a good faith decision by a majority of the Disinterested Directors, the interpretation and application of this Article shall be referred by the corporation to the Iowa District Court for Johnson County, Iowa and the decision of such Court shall be binding upon the corporation and all Shareholders.
Section 6. No amendment to the Restated Articles of Incorporation of the corporation shall amend, modify or repeal any of the provisions of this Article unless such amendment shall receive the affirmative vote of the holders of at least eighty percent (80%) of the Shares.
ARTICLE IX
Section 1. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for a transaction from which the director derived an improper personal benefit; or (iv) under section 496A.44 of the Iowa Business Corporation Act. Any repeal or modification of this Section1 by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability, or any other right or protection, of a director of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

Section 2.

(a)
The corporation shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that such person

(i)	is or was a director or officer of the corporation;

(ii)
while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan; or

(iii)
while a director or officer of the corporation, is or was serving as a director, officer, employee or agent of any majority owned subsidiary of the corporation or as a trustee or agent of any employee benefit plan of any such majority owned subsidiary of the corporation, to the maximum extent it is empowered to indemnify and advance expenses to a director by section 496A.4A of the Iowa Business Corporation Act against reasonable expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof; provided, however, that except as provided in subsection (b) of this Section 2 with respect to proceedings seeking to enforce rights of indemnification, entitlement to such indemnification shall be conditional upon the corporation being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto, and with respect to any settlement or other nonadjudicated disposition of any threatened or pending claim, action, suit or proceeding, entitlement to indemnification shall be further conditional upon the prior approval by the corporation of the proposed settlement or nonadjudicated disposition. Such approval shall be made (A) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit or proceeding, or (B) by special legal counsel selected by the Board of Directors by vote as set forth in clause “(A)” of this subsection (b), or, if the requisite quorum of the full Board cannot be obtained therefore, by a majority vote of the full Board, in which selection of such special legal counsel directors who are parties to any such claim, action, suit or proceeding may participate. Approval or disapproval by the corporation of any proposed settlement or other nonadjudicated disposition shall not subject the corporation to any liability to or require indemnification or reimbursement of any party who the corporation would not otherwise have been required to indemnify or reimburse. The right to indemnification conferred in this Section 2 shall include the right to payment or reimbursement by the corporation of expenses incurred in connection with any such claim, action, suit or proceeding in advance of its final disposition; provided, however, that the payment or reimbursement of such expenses incurred by a director or officer in advance of the final disposition of such claim, action, suit or proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of such director or officer or repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 2 or otherwise, along with a written affirmation by such director or officer of such person’s good faith belief that such person has met the applicable standard of conduct necessary to require indemnification by the corporation pursuant to this Section 2 or otherwise.

(b)
Any indemnification or advancement of expenses required under this Section 2 shall be made promptly upon, and in any event within thirty (30) days after, the written request of the person entitled thereto. If the corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days of the date such request is received by the corporation, the person seeking indemnification or advancement of expenses as granted by this Section 2 may at any time within the applicable statute of limitations bring suit against the corporation in any court of competent jurisdiction to establish such person’s right to indemnity or advancement of expenses. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification in any such action or proceeding shall also be indemnified by the corporation. It shall be a defense to any action brought against the corporation to compel indemnification (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Section 2 where the written affirmation of good faith and undertaking to repay as required by section 496A.4A of the Iowa Business Corporation Act have been received by the corporation) that the claimant has not met the standard of conduct set forth in section 496A.4A of the Iowa Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither

(i)
the failure of the corporation (including its Board of Directors, independent legal counsel or the shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in section 496A.4A of the Iowa Business Corporation Act, nor

(ii)
the fact that there has been an actual determination by the corporation (including its Board of Directors, independent legal counsel or the shareholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

In the event that the applicable standard of conduct has been met as to some claims, actions, suits or proceedings, but not as to others, a person who has a right of indemnification pursuant to this Section 2 shall be indemnified against all expenses (including attorney fees) actually and reasonably incurred by such person in connection with the claim, action, suit or proceeding as to which the applicable standard has been met. Nothing contained in this subsection (b) shall limit the obligation, duty or ability of the corporation to indemnify such person as provided elsewhere in this Section 2.

(c)
The provisions of this Section 2 shall be deemed a contract between the corporation and each director or officer who serves in either such capacity at any time while this Section 2 and the relevant provisions of the Iowa Business Corporation Act are in effect, and any repeal or modification of any such law or of this Section 2 shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any claim, action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(d)
The corporation shall indemnify and advance expenses to any person who was or is a witness in or is threatened to be made a witness in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that such person

(i)	is or was a director or officer of the corporation, or

(ii)
while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, or

(iii)
while a director or office of the corporation, is or was serving as a director, officer, employee or agent of any majority owned subsidiary of the corporation or as a trustee or agent of any employee benefit plan of any such majority owned subsidiary of the corporation to the same extent that such person would be entitled to indemnification and advancement of expenses under this Section 2 if such person were, or were threatened to be made, a party to such claim, action, suit or proceeding, against reasonable expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof.

(e)
Except as limited by section 496A.4A of the Iowa Business Corporation Act with respect to proceedings by or in the right of the corporation, the indemnification and advancement of expenses provided by or granted pursuant to this Section 2 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise; provided, however, that in no event shall any such provision or agreement provide indemnification to a person who was or is a director of the corporation

(i)	for a breach of a director’s duty of loyalty to the corporation or its shareholders,

(ii)	for acts or omissions of a director not in good faith or which involve intentional misconduct or knowing violation of the law,

(iii)	for a transaction from which the director derived an improper personal benefit, or

(iv)	for liability of a director arising under section 496A.44 of the Iowa Business Corporation Act.

(f)
This Section 2 shall be applicable to all claims, actions, suits or proceedings commenced after the effective date hereof, whether arising from acts or omissions occurring before or after the effective date hereof. Each person who is now serving or who shall hereafter serve as a director or officer of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided for in this Section 2, and such rights of indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, administrators and legal or person representatives of such a person. If this Section 2 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation to the maximum extent permitted by any applicable portion of this Section 2 that shall not have been invalidated.

(g)
Notwithstanding anything in this Section 2 to the contrary, except with respect to proceedings initiated by a director or officer of the corporation to enforce rights of indemnification to which such person is entitled under this Section 2 or otherwise, the corporation shall indemnify any such person in connection with a claim, action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such claim, action, suit or proceeding (or part thereof) was authorized by the Board of Directors.

(h)
The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section 2, the Iowa Business Corporation Act or otherwise. If any such directors’ and officers’ liability and corporation reimbursement insurance policy purchased by the corporation provides coverage for acts which are not within the scope of the provisions of this Article IX, the person(s) covered by such policy shall be entitled to the benefit of such insurance protection for any liability whatsoever resulting from such acts (to the extent of the policy provisions and limits only) notwithstanding anything in this Article IX to the contrary. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the maximum extent permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification. The corporation’s obligation to make indemnification and pay expenses pursuant to this Section 2 shall be in excess of any insurance purchased and maintained by the corporation and such insurance shall be primary. To the extent that indemnity or expenses of a person entitled to indemnification and payment of expenses pursuant to this Section 2 are paid on behalf of or to such person by such insurance such payments shall be deemed to be in satisfaction of the corporation’s obligation to such person to make indemnification and pay expenses pursuant to this Section 2.